Exhibit 5.1

DARDEN RESTAURANTS
Red Lobster®	The Olive Garden®	Bahama Breeze®	Smokey Bones®

Douglas E. Wentz

Senior Associate General Counsel

October 2, 2007

Board of Directors

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

Ladies and Gentlemen:

I am the Senior Associate General Counsel and Assistant Secretary of Darden Restaurants, Inc., a Florida corporation (the “Company”), and I have acted as counsel to the Company in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration by the Company of 3,899,227 shares of Common Stock, without par value (the “Common Shares”) of the Company and associated rights to purchase Units of Series A Participating Cumulative Preferred Stock (“Rights”) to be issued from time to time under (i) the Longhorn Steaks, Inc. Amended and Restated 1992 Incentive Plan, (ii) the Longhorn Steaks, Inc. 1996 Stock Plan for Outside Directors, (iii) the RARE Hospitality International, Inc. 1997 Long-Term Incentive Plan and (iv) the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (collectively, the “Plans”).

In rendering my opinions set forth below, I have examined such documents and reviewed such questions of law as I have deemed relevant or necessary as the basis for my opinions as set forth below.

Based on the foregoing, I am of the opinion that the Common Shares and related Rights have been duly authorized, and upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the State of Florida.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption “Interests of Named Experts and Counsel.”

Very truly yours,

/s/ Douglas E. Wentz
Douglas E. Wentz

5900 Lake Ellenor Drive – P.O. Box 593330 – Orlando, Florida 32859-3330 – (407) 245-5811   Fax: (407) 245-4844

E-mail: dwentz@darden.com